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                                                             Exhibit 99(a)(1)(I)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated August 14, 2002 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
The DeWolfe Companies, Inc.

at

$19.00 Net Per Share

by

Timber Acquisition Corporation
an indirect wholly owned subsidiary of
Cendant Corporation


Timber Acquisition Corporation, a Massachusetts corporation ("Purchaser") and indirect wholly owned subsidiary of Cendant Corporation, a Delaware corporation ("Cendant"), is offering to purchase all outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of The DeWolfe Companies, Inc., a Massachusetts corporation (the "Company"), at a price of $19.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 14, 2002 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").


THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 11, 2002, UNLESS THE OFFER IS EXTENDED.

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The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which, together with the Shares then owned by Purchaser and its parent company, NRT Incorporated, a Delaware corporation ("Parent") and wholly owned subsidiary of Cendant, represents at least two-thirds of the Shares outstanding on a fully-diluted basis, assuming the exercise of all options, warrants, rights and convertible securities outstanding at the time of acceptance of the Shares for payment in the Offer (the "Minimum Condition"). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 12, 2002 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that as soon as practicable after the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions contained in the Merger Agreement, Purchaser will be merged with and into the Company, with the Company being the surviving entity in such merger, or if Purchaser has acquired at least 90% of the outstanding Shares of the Company, the Company will be merged with and into Purchaser, with Purchaser being the surviving entity in such merger (the "Merger"). At the effective time (the "Effective Time") of the Merger, each Share then outstanding (other than Shares held by the Company or any of its subsidiaries or by Parent, Purchaser or any other wholly owned subsidiary of Parent and other than Shares, if any, held by stockholders who perfect their appraisal rights pursuant to the Massachusetts Business Corporation Law) will be cancelled and retired and converted into the right to receive $19.00 per Share, net to the seller in cash, or any higher price per share of Common Stock paid in the Offer (such price being referred to as the "Offer Price"), in cash payable to the holder thereof, without interest, less any required withholding taxes.

The Board of Directors of the Company, by unanimous vote, (1) has determined that the terms of the Merger Agreement, the Offer and the Merger, taken together, are advisable, fair to and in the best interests of the stockholders of the Company, (2) has approved the Merger Agreement, the Tender and Voting Agreements (as defined herein), the Option Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) recommends that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

As a condition and inducement to Parent and Purchaser entering into the Merger Agreement, certain stockholders of the Company (each, a "Stockholder"), who hold dispositive power with respect to a total of 4,112,903 Shares (approximately 72% of the total currently outstanding), entered into Tender and Voting Agreements (each, a "Tender and Voting Agreement"), dated as of August 12, 2002, with Parent and Purchaser. Pursuant to the Tender and Voting Agreements, each of the Stockholders party thereto has agreed, among other things, to tender such Stockholder's Shares in the Offer, and to grant Parent a continuing proxy with respect to the voting of such Shares (i) in favor of the Merger or any other transaction pursuant to which Parent proposes to acquire the Company for which stockholders of the Company would receive consideration per share equal to or greater than the consideration to be received by such stockholders in the Offer and the Merger and (ii) against any action or agreement which would impede, interfere with or prevent the Merger. Each Stockholder has also granted Parent a continuing option (the "Option") to purchase for cash all, but not less than all, of the Common Stock

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(including, without limitation, the Shares) beneficially owned or controlled by such Stockholder as of the date of the Tender and Voting Agreements, or beneficially owned or controlled by such Stockholder (including, without limitation, by way of exercise of options, warrants or other rights to purchase Common Stock of the Company as contemplated by the Tender and Voting Agreements or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split or otherwise), by such Stockholder (as adjusted as set forth in the Tender and Voting Agreements) at a purchase price equal to $19.00 per Share or any higher price that may be paid in the Offer or the Merger. Parent may exercise the Option, in whole or from time to time in part, by notice given to such Stockholder at any time following (x) the failure of such Stockholder to tender the Shares into the Offer no later than the fifth business day following the commencement of the Offer or (y) any withdrawal of such Shares prior to the termination of the applicable Tender and Voting Agreement. Certain Tender and Voting Agreements are subject to a termination provision providing that such agreements shall terminate immediately upon the termination of the Merger Agreement.

Tendering stockholders who have Shares registered in their names and who tender directly to Mellon Investor Services LLC, which is acting as the depositary in the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, September 11, 2002, unless and until, in accordance with the terms of the Merger Agreement, Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by Purchaser, expires. If on the then scheduled Expiration Date, all conditions to the Offer under the Merger Agreement have not been satisfied or waived, (x) Purchaser may, from time to time, in its sole discretion, extend the Offer for one or more periods as Purchaser may determine provided that no such extensions shall be made after the earlier of (1) the date on which all Offer Conditions (as defined in the Offer to

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Purchase) shall have been satisfied or waived and (2) the Termination Date, (y)
Purchaser may, in its sole discretion, provide a "Subsequent Offering Period" in accordance with Rule 14d-11 under the Exchange Act, and (z) if on the then scheduled Expiration Date, there have not been tendered at least 90% of the outstanding Shares, Purchaser may, in its sole discretion and notwithstanding the prior satisfaction of the Offer Conditions, extend the Offer on one or more occasions for an aggregate period of not more than 10 Business Days; provided, that during such extension or extensions pursuant to this clause (z), Purchaser will be required to waive the Offer Conditions other than the Minimum Condition and other than the conditions set forth in paragraphs (d)(i) or (d)(ii) of
Section 14--"Certain Conditions of the Offer" to the Offer to Purchase. In addition, Purchaser may increase the Offer Price and extend the Offer to the extent required by any rule, regulation, interpretation or position of the SEC or the staff thereof or any period required by applicable law, in each case in its sole discretion and without the Company's consent. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof. Any such announcement in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act.

Shares tendered pursuant to the Offer may be withdrawn (pursuant to the procedures set forth below) at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 13, 2002 until we accept them for payment. No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (defined as a financial institution, including most commercial banks, savings and loan associations and brokerage houses, that is a participant in the Security Transfer Agent's Medallion Program, or any other "eligible guarantor institute," as such term is defined in Rule 17Ad-15 under the Exchange Act), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the

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procedures described in Section 3 of the Offer to Purchase any time prior to the
Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed by Purchaser to record holders of Shares, and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and copies will be furnished at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent and the Depositary for the Offer is:

MELLON INVESTOR SERVICES LLC

44 Wall Street, 7th Floor
New York, New York 10005
Call Toll Free: (888) 628-0006

The Dealer Manager for the Offer is:


Credit Suisse First Boston  LOGO  Here

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Eleven Madison Avenue
New York, New York 10010-3629
Call Toll Free: (800) 881-8320
August 14, 2002